Exhibit 5.1

[Letterhead of]
CRAVATH, SWAINE & MOORE LLP
[New York Office]

September 27, 2019

New Media Investment Group Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for New Media Investment Group Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (Registration No. 333-233509), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 82,781,585 shares of common stock (the “Shares”), par value $0.01 per share, of the Company, to be issued pursuant to the Agreement and Plan of Merger, dated as of August 5, 2019 (the “Merger Agreement”), by and among the Company, Gannett Co., Inc., a Delaware corporation (“Gannett”), Arctic Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Intermediate Holdco (such issuance, the “Share Issuance”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company in effect as of the date hereof, (b) the Amended and Restated Bylaws of the Company in effect as of the date hereof, (c) the resolutions adopted by the Board of Directors of the Company on August 5, 2019 and September 27, 2019, (d) various corporate records and proceedings relating to the organization of the Company and the Share Issuance, (e) the Registration Statement and (f) the Merger Agreement. We have relied, with respect to certain factual matters, on representations of the Company and documents furnished to us by the Company without independent verification of their accuracy.

We have also assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Shares, upon issuance and delivery thereof to former holders of common stock of Gannett, par value $0.01 per share, in accordance with the terms of the Merger Agreement and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

New Media Investment Group Inc.
1345 Avenue of the Americas, 45th Floor
New York, NY 10105

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